                                                                      Exhibit 99



      MEDIA RELATIONS - TOM HERRMANN

      (480) 754-2202

      INVESTOR RELATIONS - STEPHEN D. BLUM

      (480) 754-5040

              DIAL REPORTS STRONG SECOND-QUARTER OPERATING RESULTS

                   COMMENTS ON OUTLOOK FOR SECOND-HALF OF 2002

SCOTTSDALE, ARIZ., JULY 18, 2002 - The Dial Corporation (NYSE:DL) today announced its results for the second quarter and commented on the Company's outlook for the balance of the year.

      For the second quarter ended June 29, 2002, net income, before special gains, was $31.2 million, or $0.33 per share (diluted). The Company also recorded $3.0 million of net gains ($2.2 million after-tax or $0.02 per share [diluted]) in the second quarter associated with a previously dissolved joint venture and from the sale of its Mexico City plant, offset in part by a write down of fixed assets in its Guatemala plant. Operating earnings combined with the special gain resulted in earnings per share (diluted) of $0.35. Net income in the year-ago second quarter was $14.7 million or $0.16 per share (diluted). Excluding goodwill amortization, earnings per share (diluted) for the second quarter of 2001 was $0.18.

      Herbert M. Baum, The Dial Corporation chairman, president, and chief executive officer, said: "Higher domestic sales, coupled with a meaningful improvement in gross

                                     (more)
margin and better performance in our international operations, particularly Argentina, contributed to Dial's strong results for the quarter. We also benefited from increased operating efficiencies and lower interest expense from reduced debt, partially offset by a higher tax rate."

      Baum continued, "As we look to the second half, we will invest additional dollars behind our core brands and new product introductions in line with previously announced plans in order for us to continue the momentum our brands are enjoying. Based upon current strong business conditions, and taking into account our investment in our brands, we expect full year 2002 earnings per share from continuing operations and before special items to be approximately $1.19."

      Net sales for the Company in the second quarter of 2002 rose 5.6 percent to $333.3 million, from last year's second quarter sales of $315.7 million. Excluding sales in Argentina, which were affected by the Argentina foreign currency devaluation, net sales would have increased approximately 8.0 percent.

      Sales of the Company's four core domestic businesses rose 8.9 percent in the second quarter compared to last year's second quarter. Sales gains were led by the Laundry Care and Air Freshener businesses. Laundry Care sales rose 21.0 percent - primarily from higher sales of Purex liquid which benefited from the very successful introduction of the After The Rain fragrance. Air Freshener sales rose 22.0 percent. The strong performance was driven primarily by the Company's number-one selling Adjustable air freshener line, partially offset by continued weakness in candles and electric scented oils and the discontinuance of Fresh Gels. Personal Cleansing consumer branded sales,

                                     (more)
before promotional incentives, grew 1.7 percent, while dollar sales were down
1.6 percent due to promotional spending for new products and to defend the brand against a new competitive entry in the bar soap category. In the first half of 2002, Personal Cleansing consumer branded sales, before promotional incentives, increased 5.1 percent. Body Wash sales continue to outpace category growth with Dial brand sales up more than 19 percent versus the year ago quarter and Tone brand sales more than doubling the year ago quarter performance. Including sales of chemicals, total sales for the Personal Cleansing business unit were off 1.9 percent. Sales of the Food Products sector declined 4.8 percent primarily due to lower sales of private label products as a result of a shift in timing of a major customer's promotional event. However, the market share of Armour branded products increased slightly versus the year ago quarter.

      Dial's Argentina business improved its unit volume by 10.2 percent versus year ago. In addition, Canada sales improved 21.2 percent versus year ago. However, overall International sales fell 20.6 percent on an "as reported" basis from last year primarily due to the Argentine peso devaluation.

      Gross margin, excluding special items, in the second quarter of 2002 improved 570 basis points versus prior year to 38.2 percent. The improvement in gross margin resulted primarily from higher sales volumes, manufacturing efficiencies, lower raw material costs and a more favorable sales mix. As previously announced, the Company closed its Compton, CA plant in December 2001 and its Mexico City plant in the first quarter of 2002.

                                     (more)

      Cash flow from operations for the second quarter of 2002 was $85.4 million, an increase of $17.7 million over the second quarter of 2001. This increase resulted from higher net income, as well as continued working capital improvements. The strong cash flow drove our cash balance to $127.1 million at June 29, 2002, an increase of $79.0 million from March 30, 2002.

SIX MONTHS ENDED JUNE 30, 2002

      Net income from continuing operations for the six months ended June 29, 2002 rose to $57.0 million, or $0.61 per share (diluted) from $30.6 million or $0.33 per share (diluted), in the year ago period. The improved performance was primarily a result of higher domestic sales, gross margin improvement and better results in Argentina. Earnings per share (diluted) in the first half of 2002, including special charges and gains, were $0.16 compared to $0.30 in the year ago period. The special charges and gains included in first half 2002 earnings per share (diluted) are:

      - the previously disclosed $43.3 million after-tax non-cash impairment charge ($0.46 per share) for Argentina operations that was recorded as a result of a change in accounting principle,

      - a $1.3 million after-tax reduction ($0.01 per share) in the loss previously recognized on the sale of the discontinued Specialty Personal Care (SPC) business in the first quarter of 2002, and

      - the previously discussed $2.2 million after-tax net gain ($0.02 per share) associated with a previously dissolved joint venture and sale of the Mexico City plant, offset in part by a write down of fixed assets in the Guatemala plant.

                                     (more)

      Net sales for the first half of 2002 were up 5.3 percent to $640.7 million compared to $608.6 million in the first half of 2001. Sales without Argentina were up 8.3 percent compared to the same year ago period.

      Cash flow from operations for the six months ended June 29, 2002, was $108.1 million, versus $52.2 million in the same period a year ago. The significant improvement resulted from higher net income from continuing operations, as well as continued working capital improvements. The strong cash flow has enabled the Company to reduce net debt (total debt less cash) by $97.5 million since December 31, 2001. Net debt was $318.5 million at June 29, 2002.

      Commenting on the balance of the year, Mr. Baum noted, "Sales, excluding Argentina, are expected to rise 3 to 4 percent in the second half of 2002. Operating margins, for the period, are projected to increase 150 basis points above the same year ago period. As a result, as earlier noted, we currently expect earnings per share from continuing operations and before special charges and gains for fiscal year 2002 to be approximately $1.19."

ARGENTINA

      The Company is continuing to review a possible sale of its Argentina business while working aggressively to improve its performance. If a decision is made in the future to divest this business, a write-down of assets to their estimated market value would be required. As of June 29, 2002, the Company's investment in its Argentina business was $26.0 million. The Company also would be required to reverse the $97.6 million non-cash

                                     (more)
currency translation adjustment related to our Argentina business that has already been recorded as a reduction to equity and take that charge to the income statement.

      The Dial Corporation is one of America's leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners, and Armour Star canned meats. Dial products have been in the American marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company's Web site at www.dialcorp.com.

      Statements in this press release as to the Company's expectations, beliefs, plans or predictions for the future are forward-looking statements within the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements include the Company's expectations (1) that earnings per share from continuing operations and before special items in fiscal year 2002 will be approximately $1.19, (2) that total Company sales, excluding Argentina, will rise 3 to 4 percent in the second half of 2002, and (3) that operating margins for the second half of 2002 will increase 150 basis points.

      Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. For example, actual events or results could differ materially if (1) there is a further devaluation of the Argentine Peso or economic conditions in Argentina continue to deteriorate, (2) economic conditions in the U.S. deteriorate resulting in lower sales, (3) competition in the categories in which the

                                     (more)

Company competes continues or intensifies, resulting in lower sales or requiring increased expenditures and lower profit margins to preserve or maintain market shares, (4) efforts to reduce costs are unsuccessful or do not yield anticipated savings, including the cost cutting and restructuring efforts in Argentina, (5) new products are unsuccessful or do not produce the sales anticipated, (6) there are increases in raw material, petroleum, natural gas and/or energy prices, (7) the Company does not achieve the benefits anticipated from steps being taken to try to improve operations and financial results, or (8) the Company experiences a loss of or a substantial decrease in purchases by any of its major customers, including reduced purchases resulting from financial difficulties being experienced by K Mart. These and other factors that could cause actual events or results to differ materially from those in the forward-looking statements are described in "Management's Discussion and Analysis of Results of Operations and Financial Condition - Factors That May Affect Future Results and Financial Condition" in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

      Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

      Management will host a LIVE CONFERENCE CALL and REAL-TIME WEB CAST today, beginning at 9:00 a.m. Eastern Time and lasting approximately 45 minutes to discuss the Company's second quarter results and outlook for the balance of fiscal 2002.

                                     (more)

      Access for the conference call and web cast is open to the press and general public in a listen only mode. To access the conference call, please dial
(952) 556-2804. The web cast may be accessed at http://investor.info.dialcorp.com. Replays of the conference call are available shortly after the conclusion of the call at the same Web address as well as by dialing (703) 326-3020 and entering Code 6042641.

                                       ###

                                     THE DIAL CORPORATION
                                     Summary of Operations
                                           Unaudited

                                                                                   In millions, except for per share data

                                                                                   Quarter Ended             Six Months Ended
                                                                                  -------------------       -------------------
                                                                                  June 29,     June 30,     June 29,     June 30,
                                                                                    2002         2001         2002         2001
                                                                                  ------       ------       ------       ------

Net Sales                                                                         $333.3       $315.7       $640.7       $608.6
                                                                                  ------       ------       ------       ------

Costs and expenses:

      Cost of products sold                                                        205.9        213.2        401.6        413.2


      Asset write-downs and other special items                                     (1.2)          --         (1.2)          --
                                                                                  ------       ------       ------       ------

                                                                                   204.7        213.2        400.4        413.2


      Selling, general and administrative expenses                                  68.2         65.8        131.4        124.1


                                                                                  ------       ------       ------       ------
      Total costs and expenses                                                     272.9        279.0        531.8        537.3

Operating income                                                                    60.4         36.7        108.9         71.3

      Interest and accretion expense                                                (9.5)       (12.0)       (20.5)       (25.9)

      Net earnings of joint venture                                                  1.8           --          1.8          2.0

                                                                                  ------       ------       ------       ------
Income from continuing operations before income taxes                               52.7         24.7         90.2         47.4

      Income taxes from continuing operations                                       19.3          8.8         33.2         16.8
                                                                                  ------       ------       ------       ------

Income from continuing operations                                                   33.4         15.9         57.0         30.6

Discontinued operations

      Loss from operations of discontinued SPC segment, net of tax                    --         (1.2)          --         (2.8)

      Adjustment of loss on disposal of discontinued SPC segment, net of tax          --           --          1.3           --
                                                                                  ------       ------       ------       ------

      Total gain (loss) from discontinued operations                                  --         (1.2)         1.3         (2.8)

Cumulative effect of change in accounting principle, net of tax                                    --        (43.3)          --
                                                                                  ------       ------       ------       ------

Net income                                                                        $ 33.4       $ 14.7       $ 15.0       $ 27.8
                                                                                  ======       ======       ======       ======


Basic net income per common share:

      Income from continuing operations                                           $ 0.36       $ 0.17       $ 0.62       $ 0.34

      Income (loss) from discontinued operations                                      --        (0.01)        0.01        (0.03)

      Cumulative effect of change in accounting principle                             --           --        (0.47)          --
                                                                                  ------       ------       ------       ------

      Basic net income per common share                                           $ 0.36       $ 0.16       $ 0.16       $ 0.30
                                                                                  ======       ======       ======       ======


Diluted net income per common share:

      Income from continuing operations                                           $ 0.35       $ 0.17       $ 0.61       $ 0.33

      Income (loss) from discontinued operations                                      --        (0.01)        0.01        (0.03)

      Cumulative effect of change in accounting principle                             --           --        (0.46)          --
                                                                                  ------       ------       ------       ------

      Diluted net income per common share                                         $ 0.35       $ 0.16       $ 0.16       $ 0.30
                                                                                  ======       ======       ======       ======


Basic shares outstanding                                                            92.3         91.4         92.0         91.3

Common share equivalents                                                             2.2          0.4          1.9          0.3
                                                                                  ------       ------       ------       ------

Diluted shares outstanding                                                          94.5         91.8         93.9         91.6
                                                                                  ======       ======       ======       ======

                              THE DIAL CORPORATION
                              Summary of Net Sales

                                    Unaudited

                                                    In millions
                                      QUARTER ENDED             SIX MONTHS ENDED
                                     --------------------      --------------------
                                     JUNE 29,      JUNE 30,    JUNE 29,     JUNE 30,
                                      2002          2001         2002         2001
                                     -------      -------      -------      -------
Personal Cleansing                   $  90.5      $  92.2      $ 176.8      $ 174.7
Laundry Care                           121.1        100.1        228.4        191.7
Air Fresheners                          39.3         32.2         76.5         71.8
Food Products                           44.6         46.9         86.4         83.3
                                     -------      -------      -------      -------
         Total Domestic Branded        295.5        271.4        568.1        521.5
International                           26.2         33.0         51.5         68.3
Commercial Markets & Other              11.6         11.3         21.1         18.8
                                     -------      -------      -------      -------

Net sales reported                   $ 333.3      $ 315.7      $ 640.7      $ 608.6
                                     =======      =======      =======      =======

                            THE DIAL CORPORATION

                          CONDENSED BALANCE SHEET

                                                              In millions
                                                     ---------------------------- -
                                                     Unaudited
                                                     JUNE 29,        DECEMBER 31,
                                                      2002              2001
                                                     ------            ------
ASSETS

Current assets                                       $389.9            $299.0
Non-current assets                                    648.4             725.1
                                                     ------            ------

     Total assets                                  $1,038.3          $1,024.1
                                                     ======            ======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                  $288.6            $250.6
Long-term liabilities                                 677.2             691.6
Stockholders' equity                                   72.5              81.9
                                                     ------            ------

  Total liabilities and stockholders' equity       $1,038.3          $1,024.1
                                                     ======            ======



                     CONDENSED STATEMENT OF CASH FLOWS
                                 Unaudited

                                                                                  In millions
                                                                    QUARTER ENDED               SIX MONTHS ENDED
                                                                 ---------------------       ---------------------
                                                                  JUNE 29,      JUNE 30,      JUNE 29,      JUNE 30,
                                                                   2002          2001          2002          2001
                                                                 -------       -------       -------       -------
Net cash provided by operations                                  $  85.4       $  67.7       $ 108.1       $  52.2

Net cash (used) provided by investing activities                    (7.1)         (3.4)         (7.7)         23.3

Net cash provided (used) by financing activities                     1.5         (60.8)         (1.3)        (74.2)

Effects of foreign currency exchange rates on cash balances         (0.8)           --          (1.4)           --
                                                                 -------       -------       -------       -------

Net increase in cash and cash equivalents                           79.0           3.5          97.7           1.3
Cash and cash equivalents, beginning of year/period                 48.1           4.5          29.4           6.7
                                                                 -------       -------       -------       -------

Cash and cash equivalents, end of period                         $ 127.1       $   8.0       $ 127.1       $   8.0
                                                                 =======       =======       =======       =======